Exhibit 99.1

NEWS RELEASE

Media Contact	Investor Contact
Gia L. Oei	Carolyn Miller
603-929-2489	603-929-2381

Fisher Scientific and Apogent Extend Exchange Offers

HAMPTON and PORTSMOUTH, N.H., July 2, 2004 — Fisher Scientific International Inc. (NYSE: FSH) and Apogent Technologies Inc. (NYSE: AOT) announced today that they are extending the expiration date for the exchange offer and consent solicitation relating to $345 million of Apogent’s Floating Rate Senior Convertible Contingent Debt Securities due 2033 and exchange offer relating to $300 million of Apogent’s 2.25 percent Senior Convertible Contingent Debt Securities due 2021 in connection with the planned merger between Fisher and Apogent. The exchange offers are each being made pursuant to a preliminary prospectus dated May 28, 2004, and related letter of transmittal, which more fully set forth the terms of the exchange offer.

The exchange offer and consent solicitation relating to the Floating Rate Senior Convertible Contingent Debt Securities and the exchange offer relating to the 2.25 percent Senior Convertible Contingent Debt Securities, both previously scheduled to expire at 5 p.m. Eastern Daylight Time (EDT) on July 1, 2004, will now expire at 5 p.m. EDT on July 16, 2004, unless extended or terminated earlier. As of 5 p.m. EDT on July 1, 2004, $188.720 million aggregate principal amount of the Floating Rate Senior Convertible Contingent Debt Securities had been tendered for exchange. As of 5 p.m. EDT on July 1, 2004, $171.781 million aggregate principal amount of the 2.25 percent Senior Convertible Contingent Debt Securities had been tendered for exchange.

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The offers involve the exchange of up to $345 million of Apogent’s Floating Rate Senior Convertible Contingent Debt Securities due 2033 for new Floating Rate Convertible Senior Debentures due 2033, and up to $300 million of Apogent’s 2.25 percent Senior Convertible Contingent Debt Securities due 2021 for new 2.25 percent Convertible Senior Debentures due 2021. Consents to amend the resale registration rights agreement relating to the Floating Rate Senior Convertible Contingent Debt Securities are also being solicited in connection with that exchange offer. Both series of new Convertible Senior Debentures will remain obligations of Apogent after the completion of the proposed merger but will be convertible into Fisher common stock or, at Apogent’s election, the cash value thereof. The exchange offers are subject to various conditions, including completion of the merger, as described in the preliminary prospectuses.

Neither Fisher nor Apogent will receive any proceeds from the issuance of the new Convertible Senior Debentures in the exchange offers.

Goldman, Sachs & Co. is acting as dealer manager, Innisfree M&A Incorporated is the information agent, and The Bank of New York is the exchange agent for the exchange offers. Copies of the registration statements, including the preliminary prospectuses, letters of transmittal and other materials related to the exchange offers, as amended, may be obtained at no charge from Innisfree by calling 888-750-5834 or from the Securities and Exchange Commission’s Web site at www.sec.gov. All questions relating to the mechanics of the exchange offers should be directed to Innisfree at 888-750-5834, or Goldman Sachs, at 800-471-7731. The materials related to the exchange offers contain important information that should be read carefully before any decision is made with respect to the exchange offers.

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Registration statements relating to the new Convertible Senior Debentures have been filed with the Securities and Exchange Commission but have not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statements become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Fisher Scientific International Inc.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. Fisher’s customers include pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals and reference labs; quality-control, process-control and R&D labs in various industries; as well as government and first responders. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

About Apogent Technologies Inc.

Apogent is a diversified worldwide leader in the design, manufacture, and sale of laboratory and life-science products essential for healthcare diagnostics and scientific research. Apogent’s companies are divided into two business segments for financial reporting purposes: Clinical Group and Research Group.

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Additional Information About the Merger and Where to Find it

In connection with the proposed merger, Fisher Scientific and Apogent Technologies have relevant materials on file with the SEC, including an effective registration statement on Form S-4 that contains a prospectus and a joint proxy statement. Investors and security holders are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Fisher, Apogent and the merger. Investors and security holders may obtain these documents (and any other documents filed by Fisher or Apogent with the SEC) free of charge at the SEC’s Web site at www.sec.gov. In addition, the documents filed with the SEC by Fisher may be obtained free of charge by directing such request to: Corporate Secretary, 1 Liberty Lane, Hampton, NH 03842, or from Fisher’s Web site at www.fisherscientific.com. The documents filed with the SEC by Apogent may be obtained free of charge by directing such request to: Director of Investor Relations, 30 Penhallow Street, Portsmouth, NH 03801, or from Apogent’s Web site at www.apogent.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

Fisher, Apogent and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Fisher and Apogent in favor of the merger. Information about the executive officers and directors of Fisher and their ownership of Fisher common stock is set forth in the joint proxy statement/prospectus filed on Form S-4, which was declared effective by the SEC on May 21, 2004. Information about the executive officers and directors of Apogent and their ownership of Apogent common stock is set forth in the proxy statement for Apogent’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on December 23, 2003. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Fisher, Apogent and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.

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